UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 27, 2020

Jacobs Engineering Group Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

1999 Bryan Street, Suite 1200, Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number (including area code): (214) 583-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $1 par value	J	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into Material Definitive Agreement.

The Implementation Deed

On November 27, 2020, Jacobs Engineering Group Inc., a company incorporated in Delaware (the “Parent Guarantor” or “Company”) entered into an Implementation Deed (the “Implementation Deed”) with Jacobs Consulting Solutions Limited, a company incorporated in England and Wales and a direct subsidiary of the Company (the “Purchaser”), PA Consulting Group Limited, a company incorporated in England and Wales (the “Target”), CEP IV Garden S.A.R.L, a company incorporated under the Grand Duchy of Luxembourg and the Managers (as defined in the Implementation Deed), pursuant to which the Purchaser will make a strategic investment in the Target by acquiring approximately 65% of its share capital in the form of preferred and common equity. Pursuant to the terms of the Implementation Deed, (i) the Purchaser will acquire all of the issued share capital of the Target (the “Target Shares”) and certain loan notes of the Target and (ii) certain shareholders of the Target (the “Rollover Shareholders”) will subscribe for shares in the Purchaser representing up to 35% of the share capital of the Purchaser in the form of preferred and common equity (the “Subscription”) in consideration for an aggregate amount of £1,795,200,000 (the “Consideration”). Holders of preferred equity capital in the Purchaser will receive a 12% interest rate compounded annually. Upon completion of the Transaction, the Company will own approximately 65% of the share capital of the Purchaser in the form of preferred and common equity. An equity incentive pool of 25% of the common equity of the Purchaser will be made available for issuance to current and future employees of the Target. The Consideration represents an enterprise value of £1.825 billion ($2.4 billion) less net debt and is subject to certain purchase price adjustments in accordance with the terms of the Implementation Deed including a daily notional interest payment of £305,000 for each day between July 3, 2020 and the effective date of the Scheme (as defined below) (together, the “Transaction”). In addition, pursuant to the Transaction, the Company will provide debt financing to the Target in the form of a £650 million term loan and a revolving credit facility of up to £100 million to fund future growth.

Under the terms of the Implementation Deed, the Transaction will be implemented by means of a scheme of arrangement to be undertaken by the Target under Part 26 of the UK Companies Act 2006 (the “Scheme”). The Scheme involves an application by the Target to the High Court of Justice in England and Wales (the “Court”) to sanction the Scheme. Pursuant to the Scheme and upon consummation of the Transaction, the Purchaser will own the entire issued share capital of the Target. The Implementation Deed contains undertakings by the Company to use all reasonable endeavors to provide, among other things, the necessary materials to shareholders of the Target in respect of the Scheme, and certain customary undertakings and covenants of the other parties in respect of the Scheme.

The completion of the Transaction is subject to the satisfaction or waiver of certain conditions, including, among other things, (i) the approval of the Scheme by at least 75 percent in value and majority in number of each separate class of the shareholders of the Target (the shareholder approval condition to be set forth in the Scheme documentation) and (ii) the approval of the UK Financial Conduct Authority. In addition, to the extent that any new or amended public interest, foreign investment or national security laws, rules or regulations (including the proposed National Security and Investment Bill) become effective in the UK between the date the Implementation Deed is signed and the date on which the Scheme becomes effective, and such rules or regulations would apply to the Transaction, the Transaction will be conditional on all approvals as are legally required pursuant to such laws, rules or regulations to permit the Scheme to become effective.

The Implementation Deed contains certain customary representations, warranties and covenants made by the parties in respect of the Transaction. The Parent Guarantor has agreed to unconditionally and irrevocably guarantee to the other parties the performance and observance by the Purchaser of all its obligations, commitments, undertakings and warranties under the Implementation Deed. Certain representations and warranties in respect of the Target’s business are set forth in a Warranty Deed (as defined below).

The Implementation Deed will terminate with immediate effect and all rights and obligations of the parties shall cease if agreed in writing between the parties or upon notice by any party to the other parties, if any of the conditions are not satisfied or waived on or before 5 pm (UK time) on June 30, 2021, or such other date as the parties may agree in writing. The Implementation Deed is governed by English law.

The Warranty Deed

In connection with the execution and delivery of the Implementation Deed, certain holders of Target Shares and members of management of the Target (the “Warrantors”) entered into a Warranty Deed, dated November 27, 2020 (the “Warranty Deed”). Subject to the terms and conditions set forth in the Warranty Deed, the Warrantors represented to the Purchaser the accuracy of certain intellectual property, legal, operational, privacy and security, regulatory, tax and other matters related to the Target’s business.

The foregoing summaries of the Implementation Deed and Warranty Deed are not complete and subject to and qualified in its entirety by reference to the copy of these agreements attached as Exhibit 2.1 and 2.2, respectively, which are incorporated herein by reference. The Implementation Deed and Warranty Deed have been filed to provide investors and securityholders with information regarding their terms and conditions. It is not intended to provide any other information about the Company, the Purchaser, or the Target. The Implementation Deed and Warranty Deed contain representations, warranties, and covenants of the parties thereto made to and solely for the benefit of each other, and such representations, warranties, and covenants may be subject to materiality and other qualifiers applicable to the contracting parties that differ from those that may be viewed as material to investors. Investors and securityholders should not rely on the representations, warranties, and covenants as characterizations of the actual state of facts. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Implementation Deed and Warranty Deed, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Shareholder Agreement

In connection with the Transaction, the Parent Guarantor and the Purchaser have entered into a shareholder agreement, dated November 27, 2020 (the “Shareholder Agreement”) with certain (but not all) Rollover Shareholders. In addition to provisions related to the Subscription, the Shareholder Agreement includes certain transfer restrictions that limit the ability of all of the holders of shares in the Purchaser from selling or otherwise transferring their interests in the Purchaser. The Shareholder Agreement also contains customary representations, warranties and covenants made by the parties in respect of the transactions contemplated by the Shareholder Agreement.

Term Loan Commitment Letter

In connection with entering into the Implementation Deed, the Company entered into a commitment letter, dated November 27, 2020 (the “Term Loan Commitment Letter”), with Bank of America, N.A. and BofA Securities, Inc. (such financial institutions being referred to collectively as the “Term Loan Commitment Parties”), pursuant to which the Term Loan Commitment Parties have committed (the “Term Loan Facility Commitment”) to provide a 364-day senior unsecured term loan facility in an aggregate principal amount of $2.0 billion, the proceeds of which will be available in a single drawing on the closing date of the Transaction, and used to directly or indirectly finance the Transaction and to pay related fees and expenses. The Term Loan Commitment Letter contains conditions to funding of the Term Loan Facility on a “certain-funds” basis. The interest rate under the Term Loan Facility will be based on LIBOR plus an applicable margin, which will range from (a) 1.50% to 2.25% per annum, if the consolidated leverage ratio for the Company is less than 3.00 to 1.00 and (b) 1.625% to 2.375% per annum, if the consolidated leverage ratio for the Company is equal to or greater than 3.00 to 1.00. The Company will be required to prepay the Term Loan Facility with net cash proceeds received from non-ordinary course asset sales, debt incurrences and equity issuances, in each case subject to certain exceptions. The Term Loan Facility Commitment will be reduced on a dollar-for-dollar basis by certain other loan commitments which may be obtained by the Company for the purpose of financing the Transaction. The Term Loan Facility will otherwise have terms substantially consistent with the Company’s existing revolving credit facility (the “Existing Revolving Facility”), including covenants and events of default.

The Company intends to obtain certain consents from the lenders party to its Existing Revolving Facility in connection with the Transaction (the “Revolver Consents” and the Existing Revolving Facility as amended, restated, supplemented or otherwise modified pursuant to the Revolver Consents, the “Revolving Facility”), to permit a one-time “limited conditionality” draw under the Revolving Facility in connection with the consummation of the Transaction, so that the conditions precedent to funding the Transaction are no less favorable to the Company that the conditions precedent in the Term Loan Commitment Letter. If the Revolving Consents are obtained, the Revolving Facility will have terms substantially consistent with the Existing Revolving Facility, except for (a) the one-time “limited conditionality” draw conditions to be used in connection with the Transaction and (b) an increase in the interest rate applicable margin to 1.625% per annum if the consolidated leverage ratio for the Company is equal to or greater than 3.00 to 1.00.

Item 7.01 Regulation FD.

On November 30, 2020, the Company issued a press release announcing the details related to the Transaction. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information disclosed in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Furthermore, the information disclosed in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits

Exhibits

2.1

Implementation Deed, dated as of November 27, 2020, by and among PA Consulting Group Limited, CEP IV Garden S.A.R.L., Jacobs Consulting Solutions Limited, Jacobs Engineering Group Inc. and the persons set out in Schedule 1 thereto.*

2.2	Warranty Deed, dated as of November 27, 2020, by and among the Warrantors named therein and Jacobs Consulting Solutions Limited.

99.1	Press Release issued by Jacobs Engineering Group Inc., dated November 30, 2020.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 30, 2020

JACOBS ENGINEERING GROUP INC.

By:	/s/ Kevin Berryman
Name: Kevin Berryman
Title: President and Chief Financial Officer